Exhibit 99
NEWS
FOR IMMEDIATE RELEASE
Contacts:

Rachel Hill	Mark Nogal
Media Relations	Investor Relations
(847) 402-5600	(847) 402-2800

Allstate Announces September 2021 and Third Quarter 2021 Catastrophe Losses and Run-off Reserve Review

NORTHBROOK, Ill., October 21, 2021 – The Allstate Corporation (NYSE: ALL) today announced estimated catastrophe losses for the month of September of $165 million or $130 million, after-tax. Catastrophe losses for the third quarter totaled $1.3 billion, pre-tax.
Catastrophe losses in September were estimated at $103 million, plus reinsurance reinstatement premium and modest unfavorable reserve reestimates. Two large wind/hail events, primarily impacting the Midwest, accounted for approximately 50% of September estimated catastrophe losses.
During the third quarter of 2021, the Company performed its annual run-off property-liability reserve review, which resulted in unfavorable reserve reestimates totaling $111 million or $88 million, after-tax, primarily related to asbestos and environmental exposures.

Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

Forward-Looking Statements
This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent annual report on Form 10-K. Forward-looking statements are as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.
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